Exhibit 3.1

ARTICLE 14

FORUM FOR ADJUDICATION OF DISPUTES

Section 1.1. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to, or involving any application, interpretation, enforcement or determination of validity of, any provision of the Pennsylvania Associations Code, the 1988 BCL or the articles of incorporation or bylaws of the Corporation, (iv) any action or proceeding brought under 15 Pa.C.S. Subchapter 15D (relating to dissenters rights), (v) any action or proceeding brought under 15 Pa.C.S. Subchapter 17G (relating to judicial supervision of corporate action), (vi) any action or proceeding brought under 15 Pa.C.S. Chapter 25 (relating to registered corporations), or (vii) any action asserting a claim peculiar to the relationships between or among the Corporation and its officers, directors, and shareholders, or otherwise governed by or involving the internal affairs doctrine, shall be a state or federal court located within the County of Philadelphia in the Commonwealth of Pennsylvania. Without limiting any of the foregoing, nothing contained in this Article 14 is intended to limit or otherwise adversely impact any property right vested in the Corporation’s shareholders or is intended to limit, determine or address the merits or substance of any action or proceeding (including, whether any action or proceeding should be commenced or maintained against the Corporation or against any of the Corporation’s directors, officers, shareholders, employees or agents, or whether any particular type or form of remedy or relief should be sought or is available against the Corporation or against any of its directors, officers or employees), but instead, the provisions of this Article 14 are solely procedural in nature and govern only the exclusive location, forum and venue for the commencement of actions and proceedings expressly enumerated in clauses (i) through (vii) of the immediately preceding sentence.